-9-
                       CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                         March 18, 1999



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                     FT 326

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 326 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated March 18, 1999 (the "Indenture") between Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. The Trust holds (i) preferred stock (the "Preferred Stock"); (ii) interests in real estate investment trusts (the "REIT Shares"); (iii) foreign common stock (the "Foreign Stock"), which together with the Preferred Stock are collectively referred to herein as the "Equity Securities";
(iv) trust preferred stock, which for purposes of Federal income taxes is assumed to be debt (the Debt Obligations); and
(v) interests in qualified regulated investment companies under the Code (the "RIC Shares"). The Equity Securities and the Debt Obligations held by the Trust are referred to collectively as the "Securities." All of the assets of the Trust are referred to herein as the "Trust Assets."

     Neither the Sponsor nor its counsel has independently examined the assets to be deposited in and held by the Trust. However, although no opinion is expressed herein regarding such matters, for purposes of the opinion set forth below, it is assumed that (i) The Equity Securities qualify as equity for Federal income tax purposes and that, accordingly, amounts received by the Trust with respect to the Equity Securities will qualify as dividends as defined in Section 316 of the Code;
(ii) the Debt Obligations qualify as debt for Federal income tax purposes; (iii) each REIT Share represents a share in an entity treated as a real estate investment trust for Federal income tax purposes; and (iv) each RIC share is a share in fund qualifying as a regulated investment company for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

      (i) The Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of chapter
1, of the Code.

    (ii) Each Unit holder will be considered the owner of a pro rata share of each Security of the Trust in the proportion that the number of Units held by a Unit holder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unit holder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Debt Security which was issued with original issue discount at the same time and in the same manner, as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Debt Securities if it is "de minimis" within the meaning of
Section 1273 of the Code. If a Debt Security is a "high yield discount obligation" within the meaning of Section 163(e)(5) of the Internal Revenue Code of 1986 (the "Code"), certain special rules may apply. A Unit holder may elect to include in taxable income for Federal income tax purposes market discount as it accrues with respect to his or her interest in any Debt Security which he or she is considered to have acquired with market discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest.

   (iii) The price a Unit holder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by the Trust ( in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code) is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property. Certain distributions on the REIT Shares or the RIC Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares or the RIC Shares) as long-term capital gain, regardless of how long a shareholder has owned such shares. In addition, distributions of income and capital gains declared on REIT Shares or the RIC Shares in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares or the RIC Shares) on December 31 of the year they are declared, even when paid by the REIT or the RIC during the following January and received by shareholders or Unit holders in such following year.

    (iv) Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends except for designated capital gain dividends paid by the RIC or the REIT with respect to each Equity Security which is not taxable as ordinary income. However, any loss realized by a Unit holder with respect to the disposition of his or her pro rata portion of the REIT Shares or the RIC Shares, to the extent such Unit holder has owned his or her Units for less than six months or the Trust has held the REIT Shares or the RIC Shares for less than six months, will be treated as long-term capital loss to the extent of the Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to each REIT Share or RIC Share. In addition, such basis will be increased by the Unit holder's aliquot share of the accrued original issue discount with respect to each Debt Security for which there was original issue discount at the time such Debt Security was issued, and by accrued market discount which the Unit holder has elected to annually include in income with respect to each Debt Security, and reduced by the Unit holder's aliquot share of the amortized acquisition premium, if any, which the Unit holder has properly elected to amortize under
Section 171 of the Code on each Debt Security. The tax basis reduction requirements of the Code relating to amortization of premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than original cost.

     (v) Each Unitholder will have a taxable event when Trust Assets are disposed of (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise), or when a Unit holder redeems or sells his Units. A Unit holder's tax basis in his Units will equal his tax basis in his pro rata portion of all the assets of the Trust. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) ratably, according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unit holder's basis in his or her Units and of his or her fractional interest in each Debt
Obligation must be reduced by the Unit holder's share of the amortized acquisition premium, if any, on Debt Obligations which the Unit holder has properly elected to amortize under Section 171 of the Code, and must be increased by the Unit holder's share of the accrued original issue discount with respect to each Debt Obligation which, at the time the Debt Obligation was issued, had original issue discount, and by accrued market discount which the Unit holder has elected to annually include in income. A Unit holders basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holders pro rata portion of dividends, except for designated capital gains paid by a RIC or a REIT, with respect to each Equity Security which is not taxable as ordinary income. For Federal income tax purposes, a Unit holder's pro rata portion of dividends as defined by Section 316 of the Code paid by a corporation are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits". A Unit holder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security (and accordingly his or her basis in such Units), and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as gain from the sale or exchange of property.

     If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its share holders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unit holders of the Trust, because they deemed to own a pro rata portion of the Equity Securities held by the Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by the Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unit holders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

    (vi) Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. Unit holders electing an In-Kind Distribution will receive a cash payment representing their proportionate amount of the Debt Obligations. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole Securities and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unit holder receives cash in addition to Securities. A Unit holder will not recognize gain or loss if a Unit holder only receives Securities in exchange for his or her pro rata portion in the Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his or her tax basis in such fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Security owned by the Trust.

     A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends received by the Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attibutable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code. However, dividends received on the REIT Shares are not eligible for the dividends received deduction. Certain special rules, however, may apply with regard to the preferred stock of a public utility.

     To the extent dividends received by the Trust are attri butable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Debt Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his or her pro rata portion of a Debt Obligation issued with original issue discount exceeds his or her pro rata portion of its adjusted issue price. It is possible  that  a  Debt Obligation that has  been  issued  at  an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

     If  a  Unit holder's tax basis in his interest in  any  Debt
Obligation held by the Trust is less than his or her allocable portion of such Debt Obligation's stated redemption price at maturity (or, if issued with original issue discount, his or her allocable portion of its revised issue price on the date he or she buys such Units), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. Market discount accrues daily computed on a straight line basis, unless the Unit holder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includible in taxable income of the Unit holders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on Debt Securities, on the sale, maturity or disposition of such Debt Securities and on the sale of a Unit holder's Units unless a Unit holder elects to include the accrued market discount in taxable income as such discount accrues. If a Unit holder does not elect to annually include accrued market discount in taxable income as it accrues, deductions of any interest expense incurred by the Unit holder to purchase or carry his or her Units will be reduced by such accrued market discount. In general, the portion of any interest which is not currently deductible is deductible when the accrued market discount is included in income upon the sale or redemption of the Debt Obligations or the sale of Units.

     The tax basis of a Unit holder with respect to his or her interest in an obligation is increased by the amount of original issue discount (and market discount, if the Unit holder elects to include market discount, if any, on the Debt Securities in income as it accrues) thereon properly included in the Unit holder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unit holder has properly elected to amortize under Section 171 of the Code. A Unit holder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all the assets of the Trust.

     A Unit holder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in a Trust Asset is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non recognition provisions of the Code.

     As previously discussed, gain attributable to any Debt Obligation deemed to have been acquired by the Unit holder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unit holder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than his or her original cost.

     If a Unit holder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust Assets including his or her pro rata portion of all of the Trust Assets represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unit holder to include market discount in income as it accrues) as previously discussed.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

     It should be noted that payments to the Trust of dividends or interest on Trust Assets that are attributable to foreign corporations may be subject to foreign withholding taxes and Unit holders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends or interest withheld as a result thereof will nevertheless be treated as income to the Unit holders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     A Unit holder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) may be subject to United States Federal income taxes, including withholding taxes on distributions from the Trust relating to such investor's share of dividend income paid on Equity Securities. A Unit holder who is a foreign investor will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on the Debt Securities, or any gain from the sale or other disposition of, his or her pro rata interest in any Security held by the Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

        (ii) the interest is United States source income (which is the case for most securities issued by United States issuers), the Debt Security is issued after July 18, 1984, the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Debt Security and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Debt Security;

       (iii)   with respect to any gain, the foreign investor (if
     an  individual) is not present in the United States for  183 days or more during his or her taxable year; and

         (iv) the foreign investor provides all certification which may be required of his status.

     It should be noted that the 1993 Tax Act includes a provision which eliminates the exemption from United States taxation, including withholding taxes, for certain "contingent interest." This provision applies to interest received after December 31, 1993. No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-72193) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Very truly yours,


                                  CHAPMAN AND CUTLER




EFF/erg